                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Check the appropriate box:

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                ASHLAND INC.
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               (Name of Registrant as Specified In Its Charter)

                          --Enter Company Name Here--
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                                 ASHLAND INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD JANUARY 29, 1998

To our Shareholders:

  The Annual Meeting of Shareholders of Ashland Inc., a Kentucky corporation ("Ashland"), will be held on Thursday, January 29, 1998, at 10:30 A.M., Eastern Standard Time, at the Ashland Petroleum Executive Office Building, 2000 Ashland Drive, Russell, Kentucky, and at any adjournment thereof, for the purpose of acting upon the following matters as well as such other business as may properly come before the Annual Meeting or any adjournment thereof:

    (1) to elect two directors to Class III;

    (2) to ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 1998;

    (3) to approve an amendment of the Second Restated Articles of Incorporation (the "Articles") of Ashland to increase the number of shares of authorized Common Stock, par value $1.00, from 150,000,000 to 300,000,000 shares;

    (4) to act upon a proposal to amend Ashland's Articles to provide for a single class of directors, elected annually; and

    (5) if presented at the Annual Meeting, to act upon a shareholder proposal to request the Board of Directors to consider nominating a wage roll employee who is a representative at his or her plant site to the Board of Directors.

  Only shareholders of record at the close of business on November 24, 1997 will be entitled to vote at the Annual Meeting or any adjournment thereof.

  In order that your stock may be represented at the Annual Meeting, please date and sign the enclosed proxy card and return it promptly in the accompanying envelope. If you attend the Annual Meeting, you may vote in person even though you have previously sent in your proxy card.

                                       By Order of the Board of Directors,

                                           THOMAS L. FEAZELL,
                                         Senior Vice President,
                                             General Counsel
                                              and Secretary

Russell, Kentucky
December   , 1997

                                 ASHLAND INC.

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF SHAREHOLDERS


           WHEN: 10:30 a.m., Eastern Standard Time, January 29, 1998

    WHERE: Ashland Petroleum Executive Office Building, 2000 Ashland Drive,
                               Russell, Kentucky

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ashland Inc. ("Ashland" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders and at any adjournment thereof, for the purposes set forth in the accompanying Notice. It is expected that this Proxy Statement and the accompanying proxy card will be mailed to shareholders on or about December 3, 1997.

  Only the holders of Ashland's Common Stock of record at the close of business on November 24, 1997, will be entitled to vote at the Annual Meeting.
At that date there were      shares of Ashland Common Stock outstanding. Each
shareholder is entitled to one vote for each share of Ashland Common Stock held by him or her on the record date. Cumulative voting applies in the election of directors. Under cumulative voting, a shareholder may multiply the number of shares owned by the number of directors to be elected and cast this total number of votes for any one nominee or distribute the total number of votes, in any proportion, among as many nominees as the shareholder desires.

  The presence in person or by proxy of shareholders holding a majority of the shares of Ashland Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be included in the computation of the number of shares of Ashland Common Stock that are present.

  Whole shares of Ashland Common Stock credited to the account of a participant in Ashland's Dividend Reinvestment Plan will be voted in accordance with the proxy card returned by the participant to Ashland. The voting of shares of Ashland Common Stock held under Ashland's employee benefit plans is discussed under the section of this Proxy Statement entitled "Stock Ownership of Certain Persons."

  Ashland's address is Ashland Inc., 1000 Ashland Drive, Russell, Kentucky
41169.

                         ITEM I. ELECTION OF DIRECTORS

  The Board of Directors currently consists of thirteen directors, divided into three classes. Two directors will be elected at the 1998 Annual Meeting. The directors who are nominated for election as Class III directors at the 1998 Annual Meeting are Mr. Samuel C. Butler and Mr. Mannie L. Jackson.

  The Committee on Directors of the Board recommended both nominees for election. If elected, the nominees will hold office for a three-year term expiring in 2001 unless the proposal described in Item IV is adopted, in which case the nominees will serve for a one-year term expiring in 1999. Dr. Robert
B. Stobaugh and Messrs. Jack S. Blanton and Thomas E. Bolger, directors since 1977, 1988 and 1987, respectively, will retire on January 29, 1998.

  Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in the Proxy Statement. Under Ashland's By-laws, those nominees receiving the greatest number of votes, up to the number of directors to be elected, shall be elected directors. It is the intention of the persons named in the enclosed proxy card (Messrs. Paul W. Chellgren and Thomas L. Feazell), unless otherwise instructed in any form of proxy, to vote FOR the election of the two nominees. Such persons may also vote such shares cumulatively for only one nominee if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable or if authority is withheld from one nominee. The Committee on Directors of the Board has no reason to believe that either of the nominees will not be available for election as directors.

                       NOMINEES FOR CLASS III DIRECTORS
                           (Term expiring in 2001)*


-------------   SAMUEL C. BUTLER

  [PHOTO OF     Mr. Butler, 67, is a Partner of Cravath, Swaine & Moore,
  SAMUEL C.     Attorneys in New York, New York. He is a Director of Millipore
  BUTLER        Corporation and United States Trust Corporation. He has served
  APPEARS       as a Director of Ashland since 1970 and is a member of the
  HERE]         Audit Committee and Chairman of the Committee on Directors of
                the Board of Directors.

                Shares of Ashland Common Stock owned
                beneficially..............................61,430(1)(2)(3)(4)(5)


-------------   MANNIE L. JACKSON

  [PHOTO OF     Mr. Jackson, 58, is the majority owner and Chairman of the
  MANNIE L.     Board of the Harlem Globetrotters, International. He is a
  JACKSON       consultant with Honeywell, an Advisor to the Chairman, and a
  APPEARS       member of Honeywell's Southern Africa subsidiary's Board of
  HERE]         Directors. He serves on the Board of Advisors of Florida A&M's
                Entrepreneurial Development Center, Howard University Business
                School and the Humphrey Institute at the University of Minnesota. He is a Director of Jostens, Inc.; The Stanley
                Works; and REEBOK Corporation. He has served as a Director of Ashland since 1994 and is a member of the Committee on Directors and the Personnel and Compensation Committee of the Board of Directors.

                Shares of Ashland Common Stock owned
                beneficially....................................11,320(1)(2)(5)

                         CONTINUING CLASS I DIRECTORS
                            (Term expiring in 1999)


-------------   FRANK C. CARLUCCI

  [PHOTO OF     Mr. Carlucci, 67, is Chairman of The Carlyle Group in
  FRANK C.      Washington, D.C. He was Secretary of Defense of the United
  CARLUCCI      States of America from 1987 to 1989. He is a Director of BDM
  APPEARS       International; Mass Mutual Life Insurance Company; Kaman
  HERE]         Corporation; Neurogen Corporation; Northern Telecom Ltd.;
                Quaker Oats Company; SunResorts, Ltd.; Texas Biotechnology
                Corporation; Pharmacia & Upjohn Inc.; and Westinghouse
                Electric Corporation. He has served as a Director of Ashland since 1989 and is a member of the Finance Committee and Chairman of the Personnel and Compensation Committee of the Board of Directors.


                Shares of Ashland Common Stock owned
                beneficially.................................25,529(1)(2)(4)(5)

               * If elected, The Nominees for Class III Directors will serve until 2001, unless the proposal described in Item IV is adopted, in which case the nominees will serve for a one-year term expiring in 1999.

-------------   JAMES B. FARLEY

  [PHOTO OF     Mr. Farley, 67, is the retired Chairman of Mutual Of New York.
  JAMES B.      He is presently a Trustee of Mutual of New York and a Director
  FARLEY        of Harrah's Entertainment Inc. and Walter Industries Inc. He
  APPEARS       has served as a Director of Ashland since 1984 and is Chairman
  HERE]         of the Finance Committee and a member of the Personnel and
                Compensation Committee of the Board of Directors.
-------------
                Shares of Ashland Common Stock owned
                beneficially....................................17,615(1)(2)(5)


 -------------  W. L. ROUSE, JR.

   [PHOTO OF    Mr. Rouse, 65, is an investor in Naples, Florida. He was
   W. L.        Chairman of the Board of Directors, President and Chief
   ROUSE, JR.   Executive Officer of First Security Corporation in Lexington,
   APPEARS      Kentucky, from 1982 to 1992. He is a Director of Kentucky
   HERE]        American Water Company and K.U. Energy. He has served as a
                Director of Ashland since 1986 and is a member of the Finance
 -------------  Committee and the Personnel and Compensation Committee of the
                Board of Directors.

                Shares of Ashland Common Stock owned
                beneficially....................................27,843(1)(2)(5)

                         CONTINUING CLASS II DIRECTORS
                            (Term expiring in 2000)


-------------   PAUL W. CHELLGREN

  [PHOTO OF     Mr. Chellgren, 54, is Chairman of the Board, Chief Executive
  PAUL W.       Officer and President of Ashland and has served in such
  CHELLGREN     capacities since 1997, 1996 and 1992, respectively. He was
  APPEARS       Chief Operating Officer of Ashland from 1992 to 1996. He is a
  HERE]         Director of PNC Bank Corp.; PNC Bank, Kentucky, Inc.;
                Medtronic, Inc.; and Arch Coal, Inc. He has served as a
-------------   Director of Ashland since 1992.

                Shares of Ashland Common Stock owned
                beneficially................................392,263(1)(2)(4)(6)


-------------   RALPH E. GOMORY

  [PHOTO OF     Mr. Gomory, 68, is President of the Alfred P. Sloan Foundation
  RALPH E.      in New York, New York. He is a Director of The Bank of New
  GOMORY        York; LEXMARK International, Inc.; Polaroid Corp.; and The
  APPEARS       Washington Post Company. He has served as a Director of
  HERE]         Ashland since 1989 and is Chairman of the Audit Committee and a member of the Public Policy--Environmental Committee of the
-------------   Board of Directors.

                Shares of Ashland Common Stock owned
                beneficially....................................22,377(1)(2)(5)

-------------   PATRICK F. NOONAN

  [PHOTO OF     Mr. Noonan, 55, is Chairman of The Conservation Fund in
  PATRICK F.    Arlington, Virginia. He is a Director of International Paper
  NOONAN        Company and Saul Centers, Inc., a Trustee of The National
  APPEARS       Geographic Society and serves on the Board of Advisors of the
  HERE]         Duke University School of the Environment. He has served as a
                Director of Ashland since 1991 and is a member of the
-------------   Personnel and Compensation Committee and the Public Policy--
                Environmental Committee of the Board of Directors.

                Shares of Ashland Common Stock owned
                beneficially....................................12,052(1)(2)(5)


-------------   JANE C. PFEIFFER

  [PHOTO OF     Mrs. Pfeiffer, 65, is a management consultant in Greenwich,
  JANE C.       Connecticut. She is a Director of International Paper Company
  PFEIFFER      and J. C. Penney Company, Inc. and a Trustee of Mutual Of New
  APPEARS       York. She has served as a Director of Ashland since 1982 and
  HERE]         is a member of the Finance Committee and the Public Policy--
                Environmental Committee of the Board of Directors.
-------------
                Shares of Ashland Common Stock owned
                beneficially.................................14,723(1)(2)(4)(5)


-------------   MICHAEL D. ROSE

  [PHOTO OF     Mr. Rose, 55, is Chairman of the Board of Directors of Promus
  MICHAEL D.    Hotel Corporation in Memphis, Tennessee. (Promus and Harrah's
  ROSE          Entertainment, Inc., formerly comprised The Promus Companies
  APPEARS       Incorporated of which Mr. Rose was Chairman of the Board of
  HERE]         Directors from 1984 to 1995). Mr. Rose retired as Chairman of the Board of Harrah's Entertainment, Inc. on January 1, 1997.
-------------   Prior to April 1994, Mr. Rose also served as Chief Executive
                Officer of The Promus Companies Incorporated. He is a Director of First Tennessee National Corporation; General Mills, Inc.;
                and Darden Restaurants, Inc. He has served as a Director of Ashland since 1988 and is a member of the Audit Committee and the Public Policy--Environmental Committee of the Board of Directors.

                Shares of Ashland Common Stock owned
                beneficially....................................22,894(1)(2)(5)
---------------------
(1) Includes shares of Ashland Common Stock with respect to which the director has the right to acquire beneficial ownership within 60 calendar days after September 30, 1997, through the exercise of stock options: as to Mr. Chellgren, 282,500 shares; as to all other directors except Mr. Jackson, 3,000 shares; and as to Mr. Jackson, 2,000 shares.

(2) Includes shares of Restricted Common Stock of Ashland for which the director has voting power: as to Mr. Chellgren, 60,000 shares; as to all other directors except Mr. Jackson, 2,000 shares; and as to Mr. Jackson, 1,000 shares.

(3) Includes 3,880 shares of Ashland Common Stock owned in trust for the benefit of Mr. Butler and includes 750 shares of Ashland Common Stock owned by Mr. Butler's wife for which he disclaims beneficial ownership.

(4) Includes shares of Ashland Common Stock held under the Ashland Dividend Reinvestment Plan which provides participants with voting power with respect to such shares.
(5) Includes Common Stock Units held under the Deferred Compensation and Stock Incentive Plan For Non-Employee Directors. These Common Stock Units are payable in cash or Ashland Common Stock upon termination of service from the Board.

(6) Includes shares of Ashland Common Stock held under Ashland's Employee Savings Plan and/or Leveraged Employee Stock Ownership Plan for which participants have voting power with respect to such shares. Participants have investment power with respect to the shares in the unrestricted account of the Employee Savings Plan.

  Shares shown above for each nominee and continuing director indicate beneficial ownership at September 30, 1997. No nominee or continuing director owns beneficially more than [.52]% of Ashland's Common Stock.

  Except as otherwise indicated, the nominees and continuing directors have held the principal occupations described above during the past five years.

COMMITTEES OF THE BOARD OF DIRECTORS

  The committees of the Board of Directors are the Audit Committee, Committee on Directors, Finance Committee, Personnel and Compensation Committee and Public Policy-Environmental Committee. During fiscal 1997, nine meetings of the Board of Directors were held. The Audit Committee met three times, the Committee on Directors met three times, the Finance Committee met two times, the Personnel and Compensation Committee met five times and the Public Policy-Environmental Committee met one time. Each director attended at least 75% of the total meetings of the Board and the Committees on which they served with the exception of Ralph E. Gomory, who attended 61.5% of such meetings. Overall attendance at Board and Committee meetings was 90.3%.

  THE AUDIT COMMITTEE is responsible for recommending the selection of Ashland's independent auditors, the audit fees and the services provided by the independent auditors, reviewing the scope and findings of external and internal audits and reviewing the adequacy of Ashland's policies, procedures and internal controls. Current members of the Committee are Mr. Gomory (Chairman), Mr. Bolger, Mr. Butler, Mr. Rose and Dr. Stobaugh.

  THE COMMITTEE ON DIRECTORS is responsible for (i) recommending nominees for membership to the Board of Directors; (ii) recommending the desirable size and composition of the Board; (iii) overseeing the Board's annual evaluation of its directors' performance; and (iv) recommending to the Board the level of directors' compensation and the mix of director compensation elements. Current members of the Committee are Mr. Butler (Chairman), Mr. Bolger, Mr. Jackson and Dr. Stobaugh.

  Nominees for directors are selected based on recognized achievements and their ability to bring various skills and experience to the Board's deliberations. The Committee will consider candidates recommended by other directors, employees and shareholders. Written suggestions for candidates should be sent to Secretary of Ashland Inc., 1000 Ashland Drive, Russell, Kentucky 41169.

  Ashland's By-laws require that written notice of a shareholder's intention to nominate any person for election as a director at a meeting of shareholders must be received by the Secretary of Ashland not later than 90 days in advance of the meeting, provided the meeting is held on the last Thursday in January. If the meeting is held earlier than that date, the notice must be given within 10 days after the first public disclosure of the date of the annual meeting. The first public disclosure may include any public filing with the Securities and Exchange Commission.

  A different timetable applies with respect to an election to be held at a special meeting of shareholders for the election of directors. In that case, written notice of a shareholders's intention to nominate a candidate for election must be received by the close of business on the seventh day following the date when notice of the meeting was first given to shareholders.

  The notice must contain the following information:

  . The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

  . A representation that the shareholder is a shareholder of record of Ashland stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

  . A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

  . Information about each nominee that would be required in a proxy statement, according to the rules of the Securities and Exchange Commission, had the nominee been proposed by the Board;

  . The consent of each nominee to serve as a director if so elected;

  . A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

  The chairman of any meeting of shareholders to elect directors and the Board may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

  THE FINANCE COMMITTEE is responsible for reviewing Ashland's fiscal policies, financial and capital structure and its current and contemplated financial requirements. It also evaluates significant financial matters and decisions such as capital structure, dividend action, offerings of corporate stock and debt securities and major borrowings. Current members of the Committee are Mr. Farley (Chairman), Mr. Blanton, Mr. Carlucci, Mrs. Pfeiffer and Mr. Rouse.

  THE PERSONNEL AND COMPENSATION COMMITTEE is responsible for approving salaries of all corporate officers of Ashland and all awards and participation under Ashland's incentive plans. It recommends the establishment of policies dealing with compensation, position evaluations and personnel engagements. In addition, it administers various Ashland employee compensation plans and oversees Ashland's welfare and retirement and savings plans. Current members of the Committee are Mr. Carlucci (Chairman), Mr. Farley, Mr. Jackson, Mr. Noonan and Mr. Rouse.

  THE PUBLIC POLICY--ENVIRONMENTAL COMMITTEE is responsible for the oversight of policies, programs and practices in relation to public issues affecting Ashland, as well as the oversight of Ashland's environmental, health and safety compliance policies, programs and practices. Current members of the Committee are Mr. Blanton (Chairman), Mr. Gomory, Mr. Noonan, Mrs. Pfeiffer and Mr. Rose.

COMPENSATION OF DIRECTORS

  Directors who are employees of Ashland are not compensated for service on the Board or its Committees. Non-employee directors receive an annual retainer of $30,000; $1,000 for each Board meeting attended; $1,000 per year for each Committee assignment ($2,000 if Chairperson); and $1,000 for each Committee meeting attended ($2,000 if Chairperson). Non-employee members of the Board may additionally receive compensation at the rate of $1,000 per day for services for special assignments as designated by the Chairman of the Board from time to time.

  Pursuant to the Ashland Inc. Deferred Compensation and Stock Incentive Plan for Non-Employee Directors (the "Directors' Plan") previously approved by Ashland's shareholders, non-employee directors may receive their directors' fees in cash or Ashland Common Stock and may defer receipt until termination of service. Deferred amounts may earn income based on a hypothetical investment in any of fourteen investment alternatives, including Ashland Common Stock ("Stock Units"), or a combination of those investment alternatives designated by a director at the director's election. The number of available investment alternatives increased from fourteen to 25 on October 1, 1997. Upon termination of service, deferred amounts (together with accrued earnings, if any) may be received in cash or Ashland Common Stock, or a combination of both, in a lump sum or installments at the director's election. Upon a "change of control" of Ashland (as defined in the Directors' Plan), each participating director will receive an automatic cash distribution of all amounts in such director's account.

  Under the Directors' Plan, each year following the Annual Meeting, each non-employee director is granted an option to purchase 1,000 shares of Ashland Common Stock at an exercise price equal to the fair market value of the stock on the date of grant provided the return on common shareholders' equity of Ashland for the preceding fiscal year is equal to or greater than 10%. Because the return on equity for Ashland's 1996 fiscal year was greater than 10%, options were issued pursuant to the Directors' Plan following the Annual Meeting of Shareholders on January 30, 1997. The return on equity for Ashland's 1997 fiscal year was also greater than 10%, and options will be issued under the Directors' Plan following the Annual Meeting on January 29, 1998.

  Pursuant to stock incentive plans previously approved by Ashland's shareholders, upon becoming a director of Ashland, each non-employee director receives an award of 1,000 shares of Restricted Stock of Ashland (the "initial award"). In addition, each non-employee director has received or will receive an award of 1,000 shares of Restricted Stock of Ashland upon the fifth anniversary of his or her initial award and each fifth anniversary thereafter (the "subsequent award"). As a condition to any award, the director may be required to pay to Ashland an amount equal to the par value of the shares of Restricted Stock awarded to him or her. The Restricted Stock may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of:

  . normal retirement from the Board at age 70;

  . the death or disability of such director;

  . a 50% change in the beneficial ownership of Ashland; or, in the case of a subsequent award only,

  . voluntary early retirement to take a position in governmental service.

Unless otherwise directed by the Personnel and Compensation Committee, in the case of voluntary resignation or termination of the director for any reason prior to the events described above, the grant of Restricted Stock to such director will be forfeited.

  Effective January 1, 1997, Ashland terminated its retirement plan for non-employee directors (the "Director Retirement Plan") except for then-current directors who were at least 69 years old and elected to remain covered by the plan and non-employee directors who had previously retired. None of Ashland's current directors will be covered under the terminated plan. Only one (now retired) director elected to remain covered by the Director Retirement Plan.

  In connection with termination of the Director Retirement Plan, Ashland also prospectively terminated eligibility for the Director Death Benefit Program under which Ashland pays a one-time $50,000 death benefit to the designated beneficiary of each active or retired director of Ashland who was not an employee of Ashland on the date of his or her death. Retired directors and current directors as of January 1, 1997, who were at least 69 years old and who elected to remain covered under the Director Retirement Plan remained eligible for the death benefit under the program. Only one (now retired) director elected to remain covered by the Director Death Benefit Program. However, the program was terminated for all other current directors and any new directors elected to the Board. For directors not continuing in the Director Retirement Plan and the Director Death Benefit Program, Ashland valued their existing benefit under these plans and provided them with commensurate Stock Units in the Directors' Plan. Those Stock Units will not be invested and will not increase in number from the time of termination of the Director Retirement Plan and the Director Death Benefit Program. The value of the Stock Units will increase or decrease in tandem with an increase or decrease in the value of Ashland's Common Stock.

  Effective January 31, 1997, Ashland terminated its Directors' Charitable Award Program other than for then-current directors. Pursuant to the program, Ashland purchased joint life insurance contracts in the amount of $1 million on each director. Upon the death of a director, Ashland will donate an amount equal to $1 million to one or more charitable organizations recommended by the director. The donations are funded with the proceeds Ashland receives from the joint life insurance contracts. Directors derive no financial benefit from the program because all charitable deductions accrue solely to Ashland.

  The Board of Directors of Ashland considers stock ownership in the Company by management to be of utmost importance. Such ownership enhances management's commitment to the future of the Company and further aligns management's interests with those of Ashland's shareholders. In keeping with this philosophy, in fiscal year 1993, the Board established minimum stock ownership guidelines for directors and certain executive officers. These guidelines require directors to own Ashland Common Stock having a value of at least five times their annual retainer. All of Ashland's current directors have attained the minimum stock ownership levels established by the Board. Each newly elected director has five years from the year elected to reach this ownership level. For further information as to these guidelines as they pertain to Ashland's executive officers, see the Personnel and Compensation Committee Report on Executive Compensation in this Proxy Statement.

STOCK OWNERSHIP OF CERTAIN PERSONS

  The following table shows as of September 30, 1997, certain information regarding those persons known by Ashland management to be the owners of more than 5% of Ashland's outstanding Common Stock. The table also reflects beneficial ownership of such securities by each of the executive officers named under "Executive Compensation" and all directors and executive officers as a group.

                                                     AMOUNT AND
                                       CLASS OF      NATURE OF       PERCENT OF
                                        STOCK   BENEFICIAL OWNERSHIP CLASS (7)
                                       -------- -------------------- ----------
Key Trust Company of Ohio, NA.........  Common            (1)
 127 Public Square....................
 Cleveland, Ohio 44114
[Capital Research and Management
 Company..............................  Common            (2)]
 333 South Hope St., 52nd Floor
 Los Angeles, California 90071
James R. Boyd.........................  Common  157,842(3)(4)(5)
John A. Brothers......................  Common  168,555(3)(4)(5)
Paul W. Chellgren.....................  Common  392,263(3)(4)(5)
David J. D'Antoni.....................  Common  128,479(3)(4)(5)(6)
J. Marvin Quin........................  Common   96,239(3)(4)(5)
All directors and executive officers
 as a group...........................  Common         (3)(4)(5)

---------------------
(1) Key Trust Company of Ohio, NA ("Key") has advised Ashland that as of
    September 30, 1997 it was the record owner of      shares of Ashland
    Common Stock. Key has advised Ashland that these shares include shares held by it as trustee under the Ashland Leveraged Employee Stock Ownership Plan ("LESOP"). Key has informed Ashland that it will vote shares allocated to the account of a participant in the LESOP in accordance with instructions received from such participant and, if the participant has not provided voting instructions, Key will vote those shares in the same proportion as shares for which instructions are received from other participants in the LESOP. Key has advised Ashland that the remaining shares of Ashland Common Stock held by it as of September 30, 1997, were held by it in a variety of fiduciary capacities.

[(2)Based upon a Form 13F filed with the Securities and Exchange Commission
    on or about     , Capital Research and Management Company ("Capital")
    held in the aggregate      shares of Ashland Common Stock as of September
    30, 1997. Based upon information provided in the filing, Ashland understands that Capital has no voting authority with respect to any of these shares.]

(3) Includes shares of Ashland Common Stock held under Ashland's Employee Savings Plan and/or Leveraged Employee Stock Ownership Plan for which participants have voting power with respect to such shares and investment power with respect to the shares in the unrestricted account of the Employee Savings Plan.

(4) Includes shares of Ashland Common Stock with respect to which each of the individuals has the right to acquire beneficial ownership within 60 calendar days after September 30, 1997, through the exercise of stock options: as to Mr. Boyd, 116,750 shares; Mr. Brothers, 116,250 shares; Mr. Chellgren, 282,500 shares; Mr. D'Antoni, 95,750 shares; Mr. Quin, 58,750 shares; and all directors and executive officers as a group, 1,688,426 shares.

(5) Includes Stock Units held by executive officers under the Deferred Compensation Plan. Upon termination of service with Ashland, these Stock Units are payable in cash or Ashland Common Stock at the election of the individual.

(6) Includes 500 shares of Ashland Common Stock held by Mr. D'Antoni as custodian for his son, and as to which Mr. D'Antoni disclaims beneficial ownership.

(7) Other than as indicated, share ownership does not exceed 1% of the class so owned as of November 24, 1997.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table is a summary of compensation information for each of the last three fiscal years ended September 30, 1997, 1996, and 1995, for the Chief Executive Officer and each of the other four most highly compensated executive officers at September 30, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                       ANNUAL COMPENSATION             COMPENSATION
                                   --------------------------- --------------------------------
                                                                     AWARDS           PAYOUTS
                                                       OTHER   --------------------- ----------
                                                      ANNUAL   RESTRICTED                       ALL OTHER
                                                      COMPEN-    STOCK       OPTIONS    LTIP     COMPEN-
     PRINCIPAL POSITION       YEAR  SALARY  BONUS(1) SATION(2) AWARDS ($)      (#)   PAYOUTS(3) SATION(4)
----------------------------- ---- -------- -------- --------- ----------    ------- ---------- ---------
Paul W. Chellgren             1997 $745,996 $978,566  $13,222  $2,769,375(5) 40,000   $      0   $32,382
 President and Chief          1996  580,699  514,782   14,041                50,000    347,760    32,871
 Executive Officer            1995  548,118        0   10,252                40,000          0    76,017
John A. Brothers              1997  451,143  397,759   13,009     988,750(6) 30,000          0    19,998
 Executive Vice President and 1996  411,664  344,513   19,674                25,000    266,616    22,446
 Group Operating Officer      1995  398,631  210,158   11,468                25,000          0    28,656
James R. Boyd                 1997  383,299  405,943    9,079                20,000          0    17,149
 Senior Vice President and    1996  355,127  371,673    9,957                25,000    213,293    26,483
 Group Operating Officer      1995  338,836  141,666    2,052                25,000          0    41,962
David J. D'Antoni             1997  368,351  354,043    5,635                20,000          0    16,521
 Senior Vice President        1996  340,178  333,160    3,834                15,000    269,906    36,035
 and President of Ashland     1995  323,888  326,727    2,590                15,000          0    37,843
 Chemical Company
J. Marvin Quin                1997  345,161  362,472    3,525                20,000          0    15,547
 Senior Vice President and    1996  320,246  259,093    3,587                25,000    193,200    16,164
 Chief Financial Officer      1995  303,956        0    2,198                25,000          0    36,250

-----------
(1) Amounts received under Ashland's Incentive Compensation Plan for each of the fiscal years ended September 30, 1997, 1996 and 1995.

(2) None of the named executives received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of total salary and bonus. All amounts shown in this column reflect reimbursement of taxes paid by the named executives.

(3) Amounts received under Ashland's Performance Unit Plan for the FY 1993-- 1996 performance period.

(4) Amounts shown in this column reflect employer matching contributions under Ashland's Employee Savings Plan and allocations of stock under Ashland's LESOP as provided on the same basis for all employees and related forfeiture payments under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For fiscal 1997, these payments were $7,770 (Savings Plan) and $0 (LESOP) for each named executive officer and $24,612, $12,228, $9,379, $7,777, and $8,751 for Messrs. Chellgren,
    Brothers, Boyd, D'Antoni and Quin, respectively.

(5) Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on May 15, 1997, of $46.50 per share and on September 18, 1997 of $50.4375 per share, and net of the $1.00 per share par value purchase price.

(6) Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 18, 1997, of $50.4375 per share, and net of the $1.00 per share purchase price.

STOCK OPTION GRANTS

  The following table sets forth certain information concerning stock options granted in fiscal year 1997 to the named executive officers.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                        POTENTIAL
                        INDIVIDUAL GRANTS                              REALIZABLE
-----------------------------------------------------------------   VALUE AT ASSUMED
                                                                     ANNUAL RATES OF
                                  % OF TOTAL                           STOCK PRICE
                                   OPTIONS    EXERCISE              APPRECIATION FOR
                         OPTIONS  GRANTED TO  OR BASE                 OPTION TERM*
                         GRANTED EMPLOYEES IN  PRICE   EXPIRATION ---------------------
NAME                       (#)   FISCAL YEAR   ($/SH)     DATE        5%        10%
----                     ------- ------------ -------- ---------- ---------- ----------
Paul W. Chellgren....... 40,000      5.0%     $53.375   10/18/07  $1,356,859 $3,446,798
John A. Brothers........ 30,000      3.7%     $53.375   10/18/07   1,017,644  2,585,099
James R. Boyd........... 20,000      2.5%     $53.375   10/18/07     678,429  1,723,399
David J. D'Antoni....... 20,000      2.5%     $53.375   10/18/07     678,429  1,723,399
J. Marvin Quin.......... 20,000      2.5%     $53.375   10/18/07     678,429  1,723,399

---------------------
* Option Value assuming stock price appreciation rates of 5% and 10% compounded annually for the 10 year and 1 month term of the options. At the 5% and 10% rates, the stock price at October 18, 2007 (the expiration date of the $53.375 options) would be $87.30 and $139.54, respectively, and the potential realizable value for all Ashland shareholders if all 74,981,626 shares outstanding on September 18, 1997 (the grant date of the $53.375 options) were held until October 18, 2007 would be $6,545,630,829 and $10,463,307,387, respectively. Actual gains will be dependent on future stock market conditions and there can be no assurance that these amounts will be achieved.

STOCK OPTION EXERCISES

  The following table sets forth certain information concerning stock options exercised in fiscal year 1997 by each of the named executive officers and the value of unexercised options held by such officers on September 30, 1997.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                      AND FISCAL YEAR END OPTION VALUES(1)

                                                                             VALUE OF
                                                           NUMBER OF        UNEXERCISED
                                                          UNEXERCISED      IN-THE-MONEY
                                                            OPTIONS           OPTIONS
                                                           AT FY-END       AT FY-END(1)
                          SHARES ACQUIRED      VALUE      EXERCISABLE/     EXERCISABLE/
          NAME           ON EXERCISE (#)(2) REALIZED ($) UNEXERCISABLE     UNEXERCISABLE
------------------------ ------------------ ------------ -------------- -------------------
Paul W. Chellgren.......        2,087        $  160,485  282,500/75,000 $6,098,125/$629,375
John A. Brothers........        2,889           310,937  116,250/48,750  2,571,562/ 350,312
James R. Boyd...........       15,246         1,177,500  116,750/38,750  2,393,687/ 340,312
David J. D'Antoni.......            0                 0   95,750/31,250  1,998,187/ 212,187
J. Marvin Quin..........        4,915           489,063   58,750/38,750  1,072,499/ 340,312

---------------------
(1) Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 1997 of $54.375 per share.

(2) The number of stock options exercised in fiscal year 1997 resulting in the indicated shares acquired on exercise were 9,876 stock options for Mr. Chellgren, 25,000 stock options for Mr. Brothers, 65,000 stock options for Mr. Boyd, 0 stock options for Mr. D'Antoni and 25,000 stock options for Mr. Quin.

                LONG-TERM INCENTIVE AWARDS IN FISCAL YEAR 1997

  The following table shows all long-term incentive awards to each of the named executive officers in fiscal year 1997.

                               PERFORMANCE       ESTIMATED FUTURE PAYOUTS
                   NUMBER OF  PERIOD UNTIL   UNDER NON-STOCK PRICE-BASED PLAN
                    SHARES     MATURATION    ---------------------------------
      NAME          (1)(3)   OR PAYOUT(2)(3) THRESHOLD(3) TARGET(3) MAXIMUM(3)
-----------------  --------- --------------- ------------ --------- ----------
Paul W. Chellgren   30,094       4 years         --          --       30,094
John A. Brothers    16,852       4 years         --          --       16,852
James R. Boyd       14,652       4 years         --          --       14,652
David J. D'Antoni   11,410       4 years         --          --       11,410
J. Marvin Quin      13,241       4 years         --          --       13,241

---------------------
(1) Performance shares awarded are based on the employee's salary level. The original amount of any award cannot exceed 400% of the employee's then base salary.

(2) Each award covers a four-year period performance cycle. For further discussion of the performance objectives to be achieved before payment is made see the "Long-Term Incentive Compensation--Performance Shares/Units" section of the Personnel and Compensation Committee Report on Executive Compensation.

(3) Payouts of share awards are contingent upon achievement of the performance objectives referred to above. At the threshold, or minimum performance level, payout will equal 1% of the award. At the target, or maximum, performance level, payout will equal 100% of the award.

RETIREMENT PLANS

 Pension Plans

  Ashland maintains qualified pension plans (the "qualified plans") under which executive officers are entitled to benefits on the same basis as other employees. Upon a "change in control" of Ashland (as defined in the plans), the qualified plans will automatically terminate and the funds in such plans, together with any excess assets, will be distributed to the participants.

  To the extent that benefits under the qualified plans exceed limits established by the Internal Revenue Code of 1986, as amended (the "Code"), they are payable upon the approval of the Personnel and Compensation Committee under a nonqualified excess benefit pension plan (the "non-qualified plan"). That non-qualified plan provides for the payment of benefits in excess of certain limitations imposed by the provisions of ERISA or limitations on compensation or benefits that may be imposed by the Code. The plan also provides that participants may, at the discretion of the Personnel and Compensation Committee, receive their retirement benefit under the non-qualified plan in a lump-sum distribution. The plan also provides that those who are approved to receive a lump sum may defer the payment of all or any part of it, in such increments as may from time to time be prescribed, through the Ashland Inc. Deferred Compensation Plan.

  The following table shows the estimated annual benefits payable under the qualified and non-qualified plans assuming continued employment until the normal date of retirement at age 65, based on a straight-life annuity form of retirement income. The amounts in the table are not subject to any reductions for social security benefits received by the participant. Such amounts are, however, subject to reductions for the actuarial value of 50% of a participant's LESOP account and the actuarial value of 50% of any shares forfeited under the LESOP because of the limitations established by the Code.


                         ESTIMATED ANNUAL RETIREMENT BENEFITS
                                ----------------------------------------------
  AVERAGE                       YEARS OF PARTICIPATION
   ANNUAL     ----------------------------------------------------------------
 EARNINGS*       10         15         20         25         30         35
 ----------      --         --         --         --         --         --
 $   25,000   $  3,300   $  4,950   $  6,601   $  8,251   $  9,901   $ 11,552
     50,000      7,050     10,575     14,101     17,626     21,151     24,677
    100,000     14,550     21,825     29,100     36,376     43,650     50,925
    200,000     29,550     44,325     59,100     73,876     88,650    103,425
    300,000     44,550     66,825     89,100    111,376    133,650    155,925
    400,000     59,550     89,325    119,100    148,876    178,650    208,425
    500,000     74,550    111,825    149,100    186,376    223,650    260,925
    600,000     89,550    134,325    179,100    223,876    268,650    313,425
    800,000    119,550    179,325    239,101    298,876    358,651    418,427
  1,000,000    149,550    224,325    299,101    373,876    448,651    523,427
  1,200,000    179,550    269,325    359,101    448,876    538,651    628,427
  1,400,000    209,550    314,325    419,101    523,876    628,651    733,427

---------------------
* Average annual earnings includes a participant's salary during the highest consecutive 36-month period of the final 120-month period prior to retirement, but excludes other forms of compensation included in the Summary Compensation Table.

  As of October 1, 1997, Messrs. Chellgren, Brothers, Boyd, D'Antoni and Quin had credited service in the combined plans of 22, 27, 15, 23 and 24 years, respectively.

 Supplemental Early Retirement Plan

  Under the Supplemental Early Retirement Plan, eligible key executive employees may retire prior to their normal retirement date. The plan provides that the maximum total annual benefit payable to a participant under the plan is an amount equal to 50% of the final average annual compensation (salary plus incentive compensation awards) received by the participant during the highest 36 months of the final 60 month period prior to retirement. The amount payable under the plan is reduced to the extent payments are made under the qualified and non-qualified pension plans of Ashland. Amounts payable are subject to reductions for the actuarial value of 50% of a participant's LESOP account and the actuarial value of 50% of any shares forfeited under the LESOP because of the limitations established by the Code. In addition, if the executive has entered into an Executive Employment Agreement with Ashland, the amount payable under the plan is reduced to reflect payments, if any, under such Agreement.

  The plan provides that participants may, at the discretion of the Committee, receive their retirement benefit under the plan in a lump-sum distribution. The plan also provides that those who are approved to receive a lump sum may defer the payment of all or any part of it, in such increments as may from time to time be prescribed, through the Ashland Inc. Deferred Compensation Plan. The retirement benefit received as a lump-sum distribution is equal to the actuarial present value of all expected future payments if the participant received monthly payments discounted at the average of the monthly published Pension Benefit Guaranty Corporation ("PBGC") rates used to value annuities in effect during the six month period ending on January 1 or July 1 immediately preceding the calculation date.

  Mr. Brothers is currently eligible to participate in the plan. The estimated lump-sum value of the retirement benefit under the plan to Mr. Brothers, assuming retirement at age 62, using the current PBGC rate is $1,824,356.

  Upon a "change in control" of Ashland (as defined in the plan), eligible key executive employees may, in their discretion, elect to retire at an earlier age pursuant to the plan. Ashland normally enters into consulting agreements with its retiring key executive employees who participate in the plan. Under these agreements, a retiring employee receives payment of a mutually agreeable per diem compensation for services rendered to Ashland.

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

  Currently, the named executive officers have employment agreements with Ashland which provide for continuation of their then-current salaries for two years after termination of their employment by Ashland without "Cause". In the event of termination without "Cause" or resignation for "Good Reason" within two years after any "change in control" of Ashland, the executive officers would receive a payment equal to three times their annual compensation, including incentive payments, based on the average of the preceding five years. In addition, the agreements provide for continuation of certain benefits for a period of one year. The terms "Cause", "Good Reason" and "change in control" are defined in the agreements. In no event shall the total payment to any executive officer exceed an amount that would be deemed an "excess parachute payment" under Section 280G of the Code.

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 . DESCRIPTION OF THE PERSONNEL AND COMPENSATION COMMITTEE ("COMMITTEE") OF
  ASHLAND'S BOARD OF DIRECTORS ("BOARD"):

  . Comprised entirely of non-employee members;
  . Key Executive Compensation responsibilities include:
     . Review, recommend and approve changes to Ashland's executive compensation policies and programs; and

     . Review and approve all compensation payments to the Chief Executive
       Officer and Ashland's other executive officers.

 . OBJECTIVES OF ASHLAND'S EXECUTIVE COMPENSATION PROGRAM:

  . Pay for performance, motivating both long and short-term performance for the benefit of Ashland's shareholders;
  . Provide a total compensation program competitive with those of companies with which Ashland competes for top management talent;
  . Place greater emphasis on variable incentive compensation versus fixed or base pay, particularly for Ashland's executive officers;
  . Reward executives based primarily on the performance of their particular business units, while including a component recognizing corporate performance;
  . Encourage significant Ashland Common Stock ownership by Ashland's executive officers in order to align their interests with those of Ashland's shareholders; and
  . Most importantly, join shareholder and management interests in achieving superior performance which should translate into a superior total return to Ashland's shareholders.

 . ASHLAND'S EXECUTIVE COMPENSATION PROGRAM IS DESIGNED TO:

  . Be performance-oriented, with a significant portion of executive compensation "at risk," with more than 60% of the maximum potential executive compensation being provided by annual and long-term incentives;
  . Provide total compensation opportunities that are comparable to the opportunities provided by a group of nineteen companies of similar size and diversity to Ashland ("Compensation Peer Group"). (This Compensation Peer Group contains a larger number of companies than the peer group of companies selected for comparison in the Five-Year Cumulative Total Return Performance Graph); and
  . Include three primary components: (1) base pay; (2) an annual incentive bonus; and (3) a long-term incentive program consisting of stock options and performance shares or units.

 . DESCRIPTION OF THE PRIMARY COMPONENTS: BASE SALARY, ANNUAL INCENTIVE BONUS,
  AND LONG-TERM INCENTIVES CONSISTING OF STOCK OPTIONS AND PERFORMANCE SHARES OR UNITS:

  . BASE SALARY

     . Annual salary is designed to compensate executives for their sustained performance.
     . Base salary levels for executive officers are reviewed each year by the Committee and are generally at the median of the Compensation Peer Group.
     . In addition, consideration is given to individual experience as well as individual and corporate, subsidiary or division performance.
     . Increases in base salaries typically occur annually.

  . ANNUAL INCENTIVE BONUS

     . Incentive compensation is awarded annually based 20% upon the participant's individual performance for the last fiscal year and 80% upon Ashland's operating performance as further described below.
     . Within 90 days after the beginning of each fiscal year, -- corporate Return on Equity ("ROE") Hurdles and Targets,
            -- division and subsidiary Return on Investment ("ROI") Hurdles and Targets, and
            -- for the Chairman of the Board and Chief Executive Officer, in
               addition to the ROE Hurdles, a net income Target, are set by the Committee for the upcoming fiscal year.

      The Committee may adjust incentive awards downward based on such factors as the Committee deems appropriate.

            . Hurdles are the minimum objectives that must be reached in order to trigger a bonus payout.
            . If the applicable Target(s) is achieved, maximum incentive payments may be earned for the operating performance element.
     . A participant's maximum potential payout is generally a fixed percentage of the midpoint of the annual salary range for the position held by the participant and is dependent upon the participant's level of participation in Ashland's Incentive Compensation Plan.
     . Awards for the Chief Executive Officer and senior vice presidents
       (other than group operating officers and division and subsidiary presidents) are based upon overall corporate performance.
     . For the Executive Vice President, group operating officer, and Senior Vice President and President of Ashland Chemical Company, awards are based upon the performance of the business units for which they are responsible in addition to a corporate performance component.
     . Awards to other corporate employees are based equally upon general overall corporate performance and division performance. Awards for division employees (including division and subsidiary presidents) are based entirely on division performance.

  . LONG-TERM INCENTIVE COMPENSATION

     . Stock Options

            . Ashland's employee stock option program is a long-term plan designed to link executive compensation with increased shareholder value over time.
            . In determining the amount of stock options to be granted annually to key employees, a target number of shares for each executive grade level is established.
            . All stock options are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant and are not re-valued or re-issued if the stock price declines below the grant price.
            . Vesting of awards generally occurs over a period of three years.


     . Performance Shares/Units

            . The performance share/unit program for senior executives is a long-term incentive plan primarily tied to Ashland's performance.
            . Historically, the Committee has granted awards of performance shares or units to selected employees every two years with each award covering a four-year performance cycle.
            . The number of performance shares or units awarded is based on the employee's responsibility level, performance, and salary level.
            . Awards granted under the plan have generally ranged from 70% to
              160% of an employee's base salary.
            . Payment of an award is made only if one or more of the
              established performance objectives are met over the four-year performance period.
            . Awards are based on achievement of the following performance objectives and corresponding weights established by the Committee at the beginning of the performance period:

                . Corporate employees

                     . a minimum four-year average corporate ROE (the
                       "corporate objective") (50%);

                     . total return to shareholders ("TRS") at least equal to
                       or greater than the median of the TRS of a peer group of companies over the four-year period (the "peer TRS objective") (25%); and
                     . TRS at least equal to or greater than the median of the
                       companies in the Standard & Poor's 500 over the four-year period (the "S&P TRS objective") (25%).

                . Division and subsidiary employees

                     . a minimum four-year average ROI for the applicable
                       division or subsidiary (50%);
                     . the corporate objective (25%);
                     . the peer TRS objective (12.5%); and
                     . the S&P TRS objective (12.5%).

            . In addition to the performance objectives above, certain awards are based upon achievement of an average net income objective for the four-year period. If the foregoing objectives are met, the Committee may adjust any award payment downward based on such factors as the Committee deems appropriate.

  . STOCK OWNERSHIP PHILOSOPHY

     The Committee and Senior Management believe that linking a significant portion of an executive's current and potential future net worth to Ashland's success, as reflected in the stock price, gives the executive a stake similar to that of Ashland's owners and results in long-term management for the benefit of those owners.

     . Consistent with this philosophy, the Committee has adopted Stock
       Ownership Guidelines for Ashland's executive officers and designated key managers. These guidelines establish minimum levels of stock ownership as follows:

            . the Chief Executive Officer--stock having a value equal to five times base salary;
            . the Executive Vice President, senior vice presidents, division and subsidiary presidents and administrative vice presidents-- three times base salary; and
            . designated key managers--one times base salary.

     . In addition, payment of fiscal 1994, 1995, 1996 and 1997 incentive compensation was made 20% in Ashland Common Stock.
     . Further, fiscal 1995-1998 and fiscal 1997-2000 performance awards to certain executive officers were denominated 100% in stock. It is anticipated that any payment will be made 100% in stock. For other key managers, performance awards will be paid 50% in stock.

  . DEDUCTIBILITY OF COMPENSATION:

     . Under Section 162(m) of the Internal Revenue Code, Ashland is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named in this proxy statement. The deduction can be preserved if Ashland complies with certain conditions in the design and administration of its compensation programs.
     . The Committee will make every reasonable effort, consistent with sound executive compensation principles and the needs of Ashland, to ensure that all future amounts paid to its executive officers will be fully deductible by Ashland.

  . OTHER PLANS:

     . Ashland also maintains an Employee Savings Plan and pension, insurance and other benefit plans for its employees. Executives participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans.

  . COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     . Fiscal 1997 Performance

            . Ashland made visible progress in all areas in fiscal 1997. The table below shows key measures of performance. Excluding unusual items, Ashland's net income for fiscal 1997 was at an all-time high. Total debt declined materially; stockholders' equity improved materially. As a result, the debt to capital ratio is stronger than at any time since 1988. The price of Ashland's common stock increased 37 percent during the fiscal year. Ashland's total return to shareholders, including stock price growth and dividends, was 40 percent.

        IN MILLIONS EXCEPT PER SHARE DATA AND %          1997   1996
        ---------------------------------------          -----  -----
Net income                                               $ 279  $ 211
Net impact of unusual items and discontinued operations  $ (33) $ (48)
Net income excluding unusual items                       $ 246  $ 163
Earnings per share                                       $3.80  $2.97
Impact of unusual items and discontinued operations      $(.47) $(.73)
Earnings per share excluding unusual items               $3.33  $2.24
Total debt as a percent of total capital                   43%    50%
Total return to shareholders                               40%    23%
Return on common equity                                    15%    13%

ASHLAND COMMON STOCK
--------------------
Closing price September 30, 1996  $ 39.75
Closing price September 30, 1997  $54.375

     . Fiscal 1997 CEO Compensation

            . Mr. Chellgren became Ashland's Chief Executive Officer on
              October 1, 1996, and Chairman of the Board after the January 30, 1997, Annual Meeting. Consistent with his assumption of duties as Chief Executive Officer, Mr. Chellgren received a base salary increase of $150,000 effective October 1, 1996.
            . On May 15, 1997, Mr. Chellgren received 50,000 shares of
              Restricted Common Stock and on September 18, 1997, he received 10,000 shares of Restricted Common Stock. Such shares shall vest and become freely salable and transferable on September 30, 2002, assuming achievement of an average net income objective for the restricted period. Notwithstanding, the shares shall completely vest before such date in the event of (i) Mr. Chellgren's termination without "cause," (ii) Mr. Chellgren's retirement at the request of the Board, or (iii) a "change of control" of Ashland. In addition, the shares shall vest before such date in a predetermined amount in the event of Mr. Chellgren's death or disability.
            . Considering Ashland's excellent performance for fiscal 1997, Mr.
              Chellgren received an annual bonus for fiscal 1997 of $978,566.

  . SUMMARY

     . The Committee believes that the compensation provided to Ashland's executive officers will create a strong linkage and alignment with the long-term best interests of Ashland and its shareholders.

     . In fiscal year 1997, the Committee retained Frederic W. Cook & Co., an independent nationally-known compensation consultant, to review the competitiveness and appropriateness of Ashland's executive compensation program. After extensive study, Frederic W. Cook concluded that Ashland's program is well designed, professionally administered and competitive.

                                                   PERSONNEL AND COMPENSATION
                                                   COMMITTEE

                                                   Frank C. Carlucci, Chairman
                                                   James B. Farley
                                                   Mannie L. Jackson
                                                   Patrick F. Noonan
                                                   W. L. Rouse, Jr.

FIVE-YEAR TOTAL RETURN PERFORMANCE GRAPH

  The following graph compares Ashland's five-year cumulative total shareholder return (assuming reinvestment of dividends) with the cumulative total return of the Standard & Poor's 500 Index and a group of company peers. The peer group consists of Diamond Shamrock, Inc. (now Ultramar Diamond Shamrock); FINA, Inc.; Pennzoil Company; Sun Company, Inc.; Total Petroleum (North America) Ltd.; Union Carbide Corporation and USX-Marathon Group.

                          [LINE GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    ASHLAND, S&P 500 INDEX AND PEER GROUP

                           1992         1993         1994         1995         1996         1997
                           ----         ----         ----         ----         ----         ----
           Ashland         100          141          152          148          181          253
           S&P 500         100          113          117          152          183          257
           Peer Group      100          123          137          151          172          252

PERSONNEL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Personnel and Compensation Committee of the Board of Directors for the period October 1, 1996 - January 29, 1997 were Mr. Bolger (Chairman), Mr. Carlucci, Mrs. Pfeiffer, Mr. Rose and Mr. Rouse. From January 29, 1997 to the end of fiscal year 1997, the members of the Personnel and Compensation Committee of the Board of Directors were Mr. Carlucci (Chairman), Mr. Farley, Mr. Jackson, Mr. Noonan and Mr. Rouse.

BUSINESS RELATIONSHIPS

  During fiscal 1997, the firm of Cravath, Swaine & Moore, of which Mr. Butler is a member, was paid for legal services rendered to Ashland and certain of its subsidiaries.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company believes that during fiscal year 1997 its executive officers and directors have complied with Section 16(a) of the Securities Exchange Act of 1934, and the rules and regulations adopted thereunder.

                       ITEM II. RATIFICATION OF AUDITORS

  The Audit Committee of the Board of Directors recommended and the Board has, subject to shareholder ratification, appointed Ernst & Young LLP to audit the accounts of Ashland and its subsidiaries for fiscal 1998. Ernst & Young LLP has audited the accounts of Ashland and its subsidiaries for many years. In fiscal year 1997, Ashland paid Ernst & Young auditing fees of approximately $2 million.

  The following resolution concerning the appointment of independent auditors will be offered at the meeting:

    "RESOLVED, that the appointment by the Board of Directors of the Company of Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year 1998 is hereby ratified."

  Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. Submission of the appointment to shareholders is not required. However, the Board will reconsider the appointment if it is not approved by the shareholders. The appointment will be deemed ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes are not counted as votes cast either for or against the proposal.

               ITEM III. INCREASE IN NUMBER OF AUTHORIZED SHARES

  The Board recommends amendment to Ashland's Articles to increase the number of shares of authorized Common Stock from 150,000,000 to 300,000,000 shares. The increase in the number of authorized shares of Common Stock is believed by the Board of Directors to be desirable to ensure there will be additional authorized shares available for such matters as acquisitions, dividends, splits, shareholder and employee investment plans, stock options and other employee benefit plans, and other general corporate purposes. The additional authorized shares of Common Stock are also desirable and in the best interest of Ashland to assure Ashland's flexibility to act in the future. The additional shares of Common Stock, together with any presently authorized but unissued and unreserved shares of Common Stock, may be issued at such times, to such persons and for such consideration as the Board may, consistent with law, determine to be in Ashland's best interests. Except as the Board may otherwise determine, the additional shares of Common Stock may be issued without the prior offering of such shares to the shareholders. The shares may be offered without further authority from the shareholders, unless such authority is otherwise required by statute or stock exchange rules. The shareholders do not have preemptive rights under Ashland's Articles and will not have such rights with respect to the additional authorized shares of Common Stock. The proposed amendment is attached hereto as Exhibit I and the discussion hereunder is qualified in its entirety by reference to that Exhibit.

  The increase in authorized shares could, under certain circumstances, have an anti-takeover effect. For example, the increase could allow an issuance of shares that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of Ashland with another company. However, this proposal is not being made in response to any effort of which Ashland is aware to accumulate its Common Stock or seek to obtain control of Ashland. Ashland does not presently have any plans, agreements, commitments or understandings with respect to the issuance of additional shares of Common Stock (except in connection with existing employee benefit and incentive plans).

Vote Required for Adoption of an Amendment of the Articles

  The adoption of the proposed amendment of Ashland's Articles requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

  FOR THE REASONS STATED HEREIN, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT OF THE ARTICLES.

                      ITEM IV. SINGLE CLASS OF DIRECTORS

  The Board of Directors is submitting for a shareholder vote an amendment to Ashland's Articles to authorize the annual election of the Board of Directors. The Articles currently divide the Board into three classes of directors. Directors are elected for three-year terms with one class elected each year. If amended, the Articles will provide that in future years, as directors' current terms expire, all directors will be elected each year at the Annual Meeting. Following a phase-in period that permits present directors to continue to serve for their elected terms, beginning with the annual meeting of shareholders in the year 2000, all directors will be elected annually for a term expiring at the next annual meeting or until their successors are elected and qualified. The proposed amendment is attached hereto as Exhibit II and the discussion hereunder is qualified in its entirety by reference to that Exhibit.

  In 1986, the shareholders of Ashland voted to amend the Articles to provide for classifying the Board into three classes. The amendment was approved by a vote of over 75% of the shares voted. At each Annual Meeting from 1992 to 1996, the shareholders have voted on a shareholder proposal submitted by Messrs. John J. Gilbert, John C. Henry and others urging that the Board take the necessary steps to declassify the Board. The Board of Directors recommended a vote against the proposal, and stated the following reasons in support of its recommendation:

  The Board of Directors continues to believe that the Classified Board structure is a sound one. Under this structure approximately one-third of the Board of Directors is elected annually for a three-year term. The Classified Board requires that at least two annual meetings, rather than one, be held before a change in control of the Board could be effected through the normal election process. This longer time period assures the continuity and stability of management that Ashland has traditionally enjoyed.

  At the 1996 Annual Meeting, 43.5% of the votes cast were in favor of the shareholder proposal to declassify the Board. This shareholder proposal was refiled for inclusion in the 1996 Proxy Statement for the 1997 Annual Meeting. The proponents agreed to withdraw the proposal if the amendment to the Articles attached as Exhibit II was submitted by management to a shareholder vote at the 1998 Annual Meeting.

  The Board continues to regard the classified board as advantageous to Ashland and its shareholders. This position is supported by many shareholders as evidenced by the fact that 56.5% of the shares voted at the 1996 Annual Meeting were against the shareholder proposal to declassify the Board. However, the Board also recognizes that a large number of shareholders voted at the 1996 Annual Meeting to declassify the Board and that many institutional shareholders believe that the annual election of all directors is appropriate. With such divergent views among the shareholders on the classified board issue, the Board has determined to place the required amendment to the Articles before the Annual Meeting for a shareholder vote. Because of the split in shareholder opinion on this issue and the Board's belief that a classified Board has certain advantages as described above, the Board has decided to make no recommendation to the shareholders as to whether they should vote for or against this amendment to the Articles.

  Adoption of the proposed amendment to the Articles will require the affirmative vote of eighty percent (80%) of the outstanding shares of Common Stock of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS NEITHER A VOTE FOR NOR AGAINST THIS ITEM. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL NOT BE VOTED FOR OR AGAINST THIS ITEM UNLESS SHAREHOLDERS SPECIFY OTHERWISE. ANY PROXY NOT SPECIFICALLY VOTED ON THIS ITEM WILL BE VOTED AN ABSTENTION. AN ABSTENTION WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSAL.

                         ITEM V. SHAREHOLDER PROPOSAL

  John F. Brown, Sr. of 169 Maple Drive, Beaver, Pennsylvania 15009, stating that he is the beneficial owner of over 100 shares of Ashland Common Stock, has notified Ashland in writing that he intends to present the following resolution at the Annual Meeting:

    "RESOLVED that the stockholders of Ashland, Inc. assembled in annual meeting in person and by proxy, hereby request that the Board of Directors give consideration to having an Ashland wage roll employee who is currently serving as a representative of the employees at his or her plant site to be nominated for election to the Board of Directors."

  Mr. Brown has submitted the following statement in support of his proposal (reproduced as written):

  "At this time, the Board of Directors is composed of 16 individuals who have the following qualifications and experience:

    -- Executives of Ashland
    -- Executives and retired executives of other major corporations -- A management consultant
    -- A chairperson of a conservation organization
    -- A professor at the Harvard School of Business
    -- A business and labor consultant and former CEO of a Fortune 500 company

  I believe it would be of great benefit to Ashland for a wage roll Ashland employee who is currently serving as a representative of the workers at his or her site to serve on the Board of Directors.

  A wage roll employee, who has spent years working in a factory, and who as an employee representative, has listened first-hand to employees, learning what motivates them positively and negatively would provide the Board with knowledge and insight that is not now present on the Board.

  Moreover, such an addition to the Board would be viewed by the wage roll employees who comprise the vast majority of the Ashland workforce as a sincere effort by Ashland to recognize and understand their concerns. This is particularly important at a time when there have been so many reductions in the number of employees and a resulting increase in each employee's work load and responsibility.

  Chairman Hall has credited the employees as being a key factor in the success and performance of Ashland. In its 1995 Annual Report, the Company states that "Ashland is united in its commitment to shareholders, customers, employees and communities." In view of the importance of Ashland employees to corporate success, and in view of Ashland's commitment to shareholders and employees alike, it is necessary that the wage roll employees' voice be present at the highest decision-making level of the Company on the Board of Directors.

  IF YOU AGREE, I URGE YOU TO VOTE FOR THE PROPOSAL."

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

  For many years, Ashland's Proxy Statement has indicated the clear and unambiguous commitment of the Board and its Committee on Directors (the "Committee") to consider candidates recommended by directors, employees or shareholders for nomination to the Board. This continuing and long-standing commitment has again been confirmed in this proxy statement. (See the description of the Committee on Directors on page .)

  While it will consider recommended candidates, the Board believes that any potential candidate for the Board should be appraised based on individual achievements, skills and experience. The Board is against considering a person for inclusion on (or exclusion from) the Board based primarily on a position or membership in a particular constituency group. The Board believes that qualifications and not status should be the criteria for Board membership.

  Moreover, the Board believes that each director should represent all shareholders. It is opposed to electing a director to represent a particular point of view or particular constituency other than shareholders as a whole. In this regard, it is important to the Board that its members possess a breadth of experience, insight and knowledge to exercise independent judgment in carrying out responsibilities for broad corporate policy and the overall performance of Ashland.

  In the Board's view, the interests of shareholders are best served when the Committee and the Board can exercise discretion to consider potential qualified nominees. Qualified nominees will bring broad experience, skills and perspectives to bear on Ashland's efforts to achieve continued business success and increase shareholder value.

  The shareholder proposal will be adopted only if the votes cast in favor of such proposal exceed the votes cast against such proposal. Abstentions and broker non-votes are not counted as votes cast either for or against the proposal. The adoption of this proposal would not in itself require a wage roll employee to be added to the Board but would request the Board to consider such an employee for nomination to the Board.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

                                 MISCELLANEOUS

  The expenses of solicitation of proxies for the Annual Meeting, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be paid by Ashland. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Solicitation may be made by mail, telephone, telegraph and personal interview, and by regularly engaged officers and employees of Ashland, who will not be additionally compensated for this purpose. Ashland has arranged for the services of Morrow & Co., Inc. ("Morrow") to assist in the solicitation of proxies. The fees of Morrow will be paid by Ashland and are estimated at $35,000 excluding out-of-pocket expenses.

  The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote on such matters in accordance with their judgment.

  Any shareholder who executes a proxy card may revoke it by giving written notice to the Secretary of Ashland or by giving to the Secretary a duly executed form of proxy bearing a date later than the proxy card being revoked. This can be done at any time before such proxy is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the shareholder so attending shall, in writing, so notify the Secretary of the meeting prior to the voting of the proxy.

  A proxy card which is properly signed, dated and not revoked will be voted in accordance with the instructions it contains. If no instructions are given, the persons named on the proxy card solicited by the Board of Directors intend to vote: (i) FOR the election of the two nominees for directors; (ii) FOR the ratification of the appointment of independent auditors for the 1998 fiscal year; (iii) FOR the increase in authorized shares; and (iv) AGAINST the shareholder proposal requesting the Board of Directors to consider nominating a wage roll employee who is a representative at his or her site to the Board of Directors. PERSONS NAMED ON THE PROXY CARD WILL NOT VOTE FOR OR AGAINST THE PROPOSED AMENDMENT TO ESTABLISH A SINGLE CLASS OF DIRECTORS UNLESS THE SHAREHOLDER

SPECIFIES THE MANNER IN WHICH HIS OR HER SHARES ARE TO BE VOTED. A SHAREHOLDER'S FAILURE TO VOTE ON THE PROPOSED AMENDMENT TO ESTABLISH A SINGLE CLASS OF DIRECTORS WILL RESULT IN HIS OR HER SHARES BEING VOTED TO ABSTAIN ON THIS ITEM. AN ABSTENTION WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSAL.

  Any shareholder may strike out the names of the proxies designated by the Board of Directors on the proxy card and may write in and substitute the name of any other person. Such shareholder may deliver the revised proxy card to such other person whom the shareholder may wish to designate as proxy for the purpose of representing such shareholder at the meeting.

  Shareholder Proposals: Proposals which are the proper subject for inclusion in the proxy statement and for consideration at an annual meeting may be presented by shareholders. Any proposals by shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by Ashland at its Executive Headquarters, 1000 Ashland Drive, Russell, Kentucky, 41169 no later than August 17, 1998 in order to be included in Ashland's proxy statement and proxy card. In addition, Ashland's By-laws currently require that for business to be properly brought before an annual meeting by a shareholder, regardless of whether included in Ashland's proxy statement, the shareholder must give written notice of his or her intent to propose such business, either by personal delivery or by United States mail, postage prepaid, to the Secretary of Ashland, at least 90 days in advance of such meeting. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

  . a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Second Restated Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment,

  . the name and address of the shareholder proposing such business,

  . a representation that the shareholder is a holder of record of stock of Ashland entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business,

  . any material interest of the shareholder in such business, and

  . a representation as to whether or not the shareholder will solicit proxies in support of his proposal.

The By-laws further provide that no business shall be conducted at any annual meeting of shareholders except in accordance with the foregoing procedures and that the chairman of any such meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

  Please fill in, sign and date the enclosed form of proxy and return it in the accompanying addressed envelope which requires no further postage if mailed in the United States. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                                                   THOMAS L. FEAZELL,
                                                 Senior Vice President,
                                              General Counsel and Secretary

Russell, Kentucky
December  , 1997

                                                                       EXHIBIT 1
                                                                       ---------


                     PROPOSED AMENDMENT TO SECOND RESTATED
                           ARTICLES OF INCORPORATION
                                OF ASHLAND INC.

                                  ARTICLE IV

The aggregate number of shares which the Company is authorized to issue is 30,000,000 shares of Cumulative Preferred Stock (hereinafter called the "Preferred Stock") and 300,000,000 shares of Common Stock, par value $1.00 per share (hereinafter called the "Common Stock").

                                                                      EXHIBIT II
                                                                      ----------


                     PROPOSED AMENDMENT TO SECOND RESTATED
                           ARTICLES OF INCORPORATION
                                OF ASHLAND INC.

                                  ARTICLE VI


     Subject to the restriction that the number of directors shall not be less than the number required by the laws of the Commonwealth of Kentucky, the number of directors may be fixed, from time to time, pursuant to the By-laws of the Company.

     The members of the Board of Directors (other than those who may be elected by the holders of any class or series of capital stock of the Company having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of these Articles of Incorporation or of such class or series of stock) shall be classified (so long as the Board of Directors shall consist of at least nine members pursuant to the By-laws), with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the By-laws of the Company. Beginning with the annual meeting of shareholders to be held in 1998, the Board of Directors will transition from three classes (in 1998) to two classes (in 1999) to one class (in 2000). The class elected at the 1998 annual meeting shall have a term expiring at the annual meeting of shareholders to be held in 1999 and the classes elected at the 1999 annual meeting shall have terms expiring at the annual meeting of shareholders to be held in 2000. Beginning with the annual meeting of shareholders to be held in 2000, the date of which shall be fixed by or pursuant to the By-laws of the Company, all directors shall be elected annually to hold office for a term expiring at the next annual meeting of shareholders or until their successors are elected and qualified.

     ....

PROXY                                                                      PROXY

                      [LOGO OF ASHLAND INC. APPEARS HERE]

  THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints PAUL W. CHELLGREN and THOMAS L. FEAZELL, and each of them, with full power of substitution, the attorney and proxy of the undersigned to attend the Annual Meeting of Shareholders of ASHLAND INC. to be held at the Ashland Petroleum Executive Office Building, Ashland Drive, Russell, Kentucky, at 10:30 a.m. on January 29, 1998, or any adjournment thereof, and to vote the stock of the undersigned with all powers the undersigned would possess if present upon the matters described on the reverse side of this form and upon any other business that may properly come before the meeting or any adjournment thereof.



           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
[_] To vote for ITEMS 1,2,3, AND 5 as RECOMMENDED BY THE BOARD OF DIRECTORS,
    mark this box, sign, date and return the Proxy. IN ORDER TO VOTE FOR OR AGAINST ITEM 4, YOU MUST MARK YOUR VOTE.
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                         ---

1. Election of directors to Class III --
   Nominees are: Samuel C. Butler and Mannie L. Jackson.

                                               FOR BOTH (Except
                   FOR         WITHHOLD        Nominee
                   BOTH          BOTH          written below)

                   [_]           [_]               [_]

--------------------------------------------------------------------------------
2. Ratification of Ernst & Young LLP as independent auditors for 1998 fiscal year.

                   FOR         AGAINST           ABSTAIN

                   [_]           [_]               [_]

3. Amendment of Articles to Increase Authorized Shares.

                   FOR         AGAINST           ABSTAIN

                   [_]           [_]               [_]

THE BOARD OF DIRECTORS MAKES NO
RECOMMENDATION ON THE FOLLOWING ITEM

4. Amendment of Articles to authorize the annual election of the Board of Directors.

                   FOR         AGAINST           ABSTAIN

                   [_]           [_]               [_]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST

5. Request that the Board of Directors give consideration to having a wage roll employee who is a representative of his/her site be nominated for election to the Board.

                   FOR         AGAINST           ABSTAIN

                   [_]           [_]               [_]


Dated:
      --------------------------------------------------

Signature(s)
            --------------------------------------------

--------------------------------------------------------
Please date and sign exactly as your name or names appear(s) hereon. If stock is held jointly, signature should include both names. Executors, administration, trustee, guardians, and others signing in a representative capacity should give their full title.



Shares represented by this proxy will be voted as directed by the stockholder. If no such choice is specified, the proxy will be voted FOR proposals 1, 2 and 3, to ABSTAIN on proposal 4 and AGAINST proposal 5.




--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                            YOUR VOTE IS IMPORTANT.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                      [LOGO OF ASHLAND INC. APPEARS HERE]

        THE SOLICITATION OF THESE CONFIDENTIAL VOTING INSTRUCTIONS IS
                   MADE ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, as a participant in the Employee Savings Plan or the Leveraged Employee Stock Ownership Plan, or any combination, hereby instructs the Trustee of the respective Plans to appoint PAUL W. CHELLGREN or THOMAS L. FEAZELL, and each of them, with full power of substitution, the attorney and proxy of the said Trustees to represent the interests of the undersigned in Ashland Common Stock ("Common Stock") held under the terms of said Plan(s), at the Annual Meeting of Shareholders of ASHLAND INC. to be held at the Ashland Petroleum Executive Office Building, Ashland Drive, Russell, Kentucky, at 10:30 a.m. on January 29, 1998, or any adjournment thereof, and to vote, with all powers the Trustee would possess if present (a) all shares of Common Stock credited to the undersigned's account(s) under said Plan(s) as of the record date for the Annual Meeting ("Directed Shares") and (b) the proportionate number of Non-Directed Shares of Common Stock as to which the undersigned is entitled to direct the vote in accordance with the provisions of the Plan(s), upon the following matters and upon any other business that may properly come before the meeting or any adjournment thereof.

By completing, signing and returning this voting instruction card you will be acting as a named fiduciary under the Employee Retirement Income Security Act of 1974, as amended, for the Plans in which you participate and will be voting all Directed Shares as well as Non-Directed Shares of Common Stock the same way. Any Participant wishing to vote the Non-Directed Shares differently from the Directed Shares or not wishing to vote the Non-Directed Shares at all may do so by requesting a separate voting instruction card from Harris Trust and Savings Bank, 311 W. Monroe St., 11th Floor, Chicago, IL 60606, 312-461-5160, Susan Hogan.

Non-Directed Shares are those shares of Common Stock for which a voting instruction card is not timely received by the Trustees.

PLEASE MARK, SIGN, DATE AND MAIL THE VOTING INSTRUCTION CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)













--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
[_] To vote for ITEMS 1, 2, 3, AND 5 as RECOMMENDED BY THE BOARD OF DIRECTORS,
    mark this box, sign, date and return the Proxy. IN ORDER TO VOTE FOR OR AGAINST ITEM 4, YOU MUST MARK YOUR VOTE.
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                         ---

1. Election of directors to Class III --
   Nominees are: Samuel C. Butler and Mannie L. Jackson.


                                               FOR BOTH (Except
                   FOR         WITHHOLD        Nominee
                   BOTH          BOTH          written below)

                   [_]           [_]               [_]

   ----------------------------------------------------

2. Ratification of Ernst & Young LLP as independent auditors for 1998 fiscal year.

                   FOR         AGAINST           ABSTAIN

                   [_]           [_]               [_]

3. Amendment of Articles to Increase Authorized Shares.

                   FOR         AGAINST           ABSTAIN

                   [_]           [_]               [_]

THE BOARD OF DIRECTORS MAKES NO
RECOMMENDATION ON THE FOLLOWING ITEM

4. Amendment of Articles to authorize the annual election of the Board of Directors

                   FOR         AGAINST           ABSTAIN

                   [_]           [_]               [_]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST

5. Request that the Board of Directors give consideration to having a wage roll employee who is a representative of his/her site be nominated for election to the Board.

                   FOR         AGAINST           ABSTAIN

                   [_]           [_]               [_]


Dated:
      --------------------------------------------------------------------------

Signature(s)
            --------------------------------------------------------------------

--------------------------------------------------------------------------------
Please date and sign exactly as your name or names appear(s) hereon. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians, and others signing in a representative capacity should give their full title.



Shares represented by this proxy will be voted as directed by the stockholder. If no such choice is specified, the proxy will be voted FOR proposals 1, 2 and 3, to ABSTAIN on proposal 4 and AGAINST proposal 5.




--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                            YOUR VOTE IS IMPORTANT.

    PLEASE MARK, SIGN, DATE AND MAIL THE VOTING INSTRUCTION CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE